EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ESCO Technologies Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-39737, 33-47916, 33-98112, 333-92945, 333-77887, 333-96309, 333-63930, 333-85268, and 333-117953) on Form S-8 of ESCO Technologies Inc. of our report under date of November 29, 2011, with respect to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries as of September 30, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2011, and the effectiveness of internal control over financial reporting as of September 30, 2011, which report appears in the Annual Report to Stockholders for the fiscal year ended September 30, 2011 and is incorporated by reference in the September 30, 2011 annual report on Form 10-K of ESCO Technologies Inc.

/s/ KPMG LLP

St. Louis, Missouri

November 29, 2011